                                             April 1, 1993

The Bolsa Chica Company
c/o The Koll Company
4343 Von Karman Avenue
Newport Beach, CA 92660

Dear Sirs:

     This will confirm our understanding with respect to amendments to the following agreements among Abex Inc. ("Abex") and The Bolsa Chica Company ("Bolsa Chica") and/or their respective subsidiaries:

     1. The Transition Agreement, dated as of July 16, 1992 (the "Transition Agreement"), among The Henley Group, Inc., Bolsa Chica and Abex.
          Section 2.01 of the Transition Agreement is hereby amended to read in its entirety as follows:

               "SECTION 2.01. TRANSITIONAL SERVICES. Abex shall make available to Bolsa Chica and its subsidiaries such administrative support services ("Transitional Services") for the period commencing April 1, 1993 and ending on April 1, 1994 (the "Transition Period" ) as are reasonably necessary and appropriate to facilitate the orderly transition of such functions to Bolsa Chica. Abex shall not be required to provide transitional services to the extent that doing so would unreasonably interfere with the performance by any of its employees of services for Abex or otherwise unreasonably burden Abex or any of its employees in light of the purposes of this Agreement.

The Bolsa Chica Company
c/o The Koll Company
April 1, 1993
Page Two

               provide and make available the Transition Services for the Transition Period, Bolsa Chica shall pay Abex a fee of $500,000 on each of June 30, 1993, September 30, 1993, December 31, 1993 and March 31, 1994.

     2. The Lease Agreement, dated as of June 15, 1992, between Liberty Lane Real Estate Inc. and Bolsa Chica, shall terminate as of April 1, 1993.

     This will also confirm our agreement regarding the audits of the consolidated federal income tax returns filed by Bolsa and/or The Henley Group, Inc. for 1989, 1990, 1991 and 1992 (collectively, the "Audits"). It is agreed and understood that (i) Abex shall control and direct the day-to-day conduct of the Audits on behalf of Bolsa and any administrative or judicial appeals relating thereto, (ii) Bolsa will provide Abex and its counsel with appropriate powers of attorney or other documents which will enable Abex to exercise such control and direction, and (iii) Bolsa will provide Abex with such reasonable assistance as Abex may request with respect to any such proceeding. Notwithstanding the foregoing, Abex shall not agree to pay, settle, compromise or concede any claim or issue arising with respect to the Audits or any appeal without the consent of Bolsa, which shall not be unreasonably withheld PROVIDED that Bolsa shall be entitled to withhold its consent if Bolsa reasonably believes that it could achieve a materially more favorable settlement with respect to any issues for which Bolsa is not being indemnified by Abex. Abex shall undertake any action which it is permitted to take pursuant to this paragraph with the same diligence and care as if such action pertained to Abex, and as if any amount which might be payable by or to Bolsa were payable by or to Abex. Except as expressly set forth above, the Tax Sharing Agreement dated June 10, 1992 between The Henley Group, Inc. and Abex shall govern the handling of the Audits subject to such Agreement and any administrative or individual appeals relating thereto and this letter is not intended to modify the parties' rights and obligations under that Agreement.

     Abex will provide Bolsa with copies of all correspondence, notices and other documents received by Abex in connection with

The Bolsa Chica Company
c/o The Koll Company
April 1, 1993
Page Three

the audits, including copies of all Information Document Requests (IDR's), or appeals and will permit Bolsa to review drafts of any materials to be submitted in connection with such proceedings prior to such submission, it being understood that time is of the essence and any such review shall not delay any submission. Bolsa will promptly advise Abex of those IDR responses it wishes to review prior to such submission. Abex will consult with Bolsa regarding any position it intends to take regarding any issue raised during the audit or appeal and will afford Bolsa the right to participate in any conferences with tax authorities.

     Bolsa shall reimburse Abex for any reasonable out-of-pocket costs (including accountants and attorney's fees) incurred by Abex in connection with the conduct of the audit or any related administrative or judicial appeal (other than with respect to issues described in clauses x and y of Section 7.01(b) of the Tax Sharing Agreement). Any amount payable pursuant to this required reimbursement shall be payable within 30 days after receipt by Bolsa of appropriate documentation. Abex shall obtain Bolsa's approval prior to incurring any expense (or group of related expenses) in excess of $50,000.

     Please indicate your agreement with the foregoing by signing in the space provided below.

                                        Very truly yours,

                                        ABEX INC.

                                        By   /s/ Clifford T Dirkes
                                           ------------------------------------
                                           Title:     V.P.-Tax


Accepted and Agreed to
as of the date first above
written:

THE BOLSA CHICA COMPANY

By /s/
   --------------------------
   Title: CFO